EXHIBIT 10.1
30 WEST PERSHING, LLC;
ENTERTAINMENT PROPERTIES TRUST;
EPR HIALEAH, INC.;
WESTCOL CENTER, LLC; AND
EPT MELBOURNE, INC.
(individually and collectively, the “Borrowers” or the “Borrower”)
AMENDMENT NO. 1 TO
AMENDED AND RESTATED MASTER CREDIT AGREEMENT
     THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED MASTER CREDIT AGREEMENT (this “Amendment”) is made as of April 18, 2007 by and among 30 WEST PERSHING, LLC, a limited liability company duly organized and validly existing under the laws of the State of Missouri (“Pershing”), EPR HIALEAH, INC., a corporation duly organized and validly existing under the laws of the State of Missouri (“Hialeah”), WESTCOL CENTER, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“Westcol”), EPT MELBOURNE, INC., a corporation duly organized and validly existing under the laws of the State of Missouri (“Melbourne”), and ENTERTAINMENT PROPERTIES TRUST, a real estate investment trust duly organized and validly existing under the laws of the State of Maryland (“EPR”) having its principal place of business at c/o Entertainment Properties Trust, 30 Pershing Road, Suite 201, Kansas City, MO 64108 (individually and collectively, jointly and severally, Pershing, Hialeah, Westcol, Melbourne and any other Borrower-SPE and EPR are referred to as the “Borrowers” or the “Borrower”, and each individually may be referred to as a “Borrower”), the Lenders, KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (“Keybank” and/or the “Agent”), and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Manager. Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Loan Agreement.
R E C I T A L S
     WHEREAS, the Borrower, the Lenders, and the Agent entered into that certain Amended and Restated Master Credit Agreement dated as of January 31, 2006, as the same may be amended from time to time (as so amended, the “Loan Agreement”).
     WHEREAS, Borrower has requested and Agent and Lenders have agreed to various modifications to the Loan Agreement, all as more particularly set forth herein.
     NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by the Borrower and the Lenders from a continuing relationship under the Loan Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

A. The Loan Agreement is hereby amended as follows:
     1. The following definitions are hereby inserted into Section 1.1 in their respective alphabetical order:
          EPR Mortgagor. A party which borrows pursuant to the terms of an EPR Senior Property Loan, which such loan is secured by an EPR Senior First Mortgage and is otherwise evidenced by the EPR Senior Property Loan Documents.
          EPR Senior First Mortgage. A first priority senior mortgage granted to Borrower-SPE by an EPR Mortgagor securing an EPR Senior Property Loan and encumbering any real estate and improvements thereon, and upon which no other lien exists except for liens for unpaid taxes, assessments and the like, not yet due and payable and liens on equipment and the like owned or leased by the EPR Mortgagor which are permitted pursuant to the terms of the related EPR Senior Property Loan Documents, consisting of purchase money liens or liens on capital leases.
          EPR Senior Property Loan. A first priority mortgage loan made to the owner of any real estate and improvements thereon.
          EPR Senior Property Loan Documents. Collectively, a promissory note from an EPR Mortgagor to Borrower-SPE, the EPR Senior First Mortgage serving as collateral for said note, along with any related assignment of leases and rents from said EPR Mortgagor to Borrower-SPE and any other documents or instruments delivered to Borrower-SPE evidencing or securing a EPR Senior Property Loan. This term may also refer to such loan documents evidencing more than one EPR Senior Property Loan.
     2. The definitions in Section 1.1 of the below referenced terms are hereby deleted in their entirety and replaced with the following in their stead:
          Borrowing Base. The amount which is the lesser of (a) sixty-five percent (65%) of Borrowing Base Asset Value, or (b) the sum of (i) Underwriteable Cash Flow generated by Megaplex Movie Theatres and other Entertainment-Related Retail Improvements (whether subject to a Lease or an EPR Senior First Mortgage) divided by 1.65, and then further divided by the Assumed Debt Service Constant, and (ii) Underwriteable Cash Flow generated by assets other than Megaplex Movie Theatres and other Entertainment-Related Retail Improvements divided by 1.85 and then further divided by the Assumed Debt Service Constant; provided however, that in no event shall assets that are not Megaplex Movie Theatres or other Entertainment-Related Retail Improvements exceed in the aggregate twenty-five percent (25%) of the Borrowing Base.
          Borrowing Base Asset Value. With respect to Borrowing Base Properties, the aggregate amount of Underwriteable Cash Flow as of the end of the most recent quarter, with pro forma adjustments for any assets acquired or sold during the relevant period, capitalized at the rate of (i) 9.00% for any Megaplex Movie Theatres and other Entertainment-Related Retail Improvements (whether subject to a Lease or an EPR Senior First Mortgage); and (ii) 10.00% for all other Borrowing Base Properties that are not Megaplex Movie Theatres or other Entertainment-Related Retail Improvements..

          Borrowing Base Property Net Operating Income (or Borrowing Base Property NOI). For any period, as follows:
(a)	Megaplex Movie Theatres, Entertainment-Related Retail Improvements and Land Under Development. With respect to any Borrowing Base Property (other than Borrowing Base Property encumbered by an EPR Senior First Mortgage), the aggregate of actual recurring “property revenues” earned and received by Borrower-SPE in such period (provided however that any amounts accrued shall only include those amounts not more than 45 days delinquent in arrears) for the Borrowing Base Property (including base rent and expense reimbursement, but excluding straight line and percentage rent), and all as otherwise determined in accordance with GAAP together with recoveries from tenants as determined in accordance with GAAP, all such amounts shall be attributable to such period and accrued according to GAAP, less (i) all “property expenses” consisting solely of expenses incurred or accrued by the Borrower-SPE that are directly related to the operation and ownership of such Borrowing Base Property, including any real estate taxes, sales taxes, common area maintenance charges, accounting and administration, security, utilities, maintenance, janitorial, premiums for casualty and liability insurance or ground lease payments (excluding from the foregoing expenses for depreciation, amortization, interest and leasing commissions with respect to such Borrowing Base Property) actually paid by Borrower-SPE, and (ii) an allowance for property management expenses calculated at the greater of (A) three percent (3.0%) of Base Rent or (B) actual property management expenses (the “Management Expense”), and (iii) the Replacement Reserve (provided, however, that the deduction described in the preceding clause (iii) shall not apply to Borrowing Base Property consisting of land under development which is subject to a Lease). If such period is less than a year, expenses described in clause (i) above that are payable less frequently than monthly during the course of a year (e.g., real estate taxes and insurance premiums) shall be adjusted by “straight lining” the amounts so that such expenses are accrued on a monthly basis over the course of a year and fairly stated for each period. In the event that information for trailing four (4) quarters or for any other period as may be required hereunder, is not available for a Borrowing Base Property described above, then, if such Borrowing Base Property is a new theatre or a new Lease executed by Tenant and Borrower-SPE in connection with the acquisition of a Borrowing Base Property, then for purposes of this calculation, “property revenues” shall mean the actual annual base rent on an effective triple net basis for the Borrowing Base Property, as provided for in the applicable Lease less the Management Expense and less the Replacement Reserve. Additionally, as the Borrowing Base Property financial information becomes available (i.e. after the Borrowing Base Property has been in operation for one quarter, two quarters, etc.) such actual information shall be used, as adjusted, by “annualizing” the amounts so that such amounts are received on a monthly basis over the course of a year and fairly stated for each period, and as further adjusted for “property expenses,” Management Expense and Replacement Reserves.

(b)	EPR Senior First Mortgages. With respect to any Borrowing Base Property that is encumbered by an EPR Senior First Mortgage, the interest income under the related EPR Senior Property Loan for such period (provided that it is deemed collectible within the next 45 days, and provided however that any amounts accrued shall only include those amounts not more than 45 days delinquent in arrears) for the Borrowing Base Property, all such amounts to be attributed to such period and accrued and determined in accordance with GAAP, less (i) all “property expenses” (as set forth in (a), above), actually paid by Borrower-SPE, and (ii) an allowance for the Management Expense and (iii) the Replacement Reserve (provided, however, that the deduction described in the preceding clause (iii) shall not apply to Borrowing Base Property consisting of land under development which is subject to an EPR Senior First Mortgage). If a Borrowing Base Property encumbered by an EPR Senior First Mortgage has been in existence for less than a year or any other computational period hereunder, expenses described in clause (i) above that are payable less frequently than monthly during the course of a year (e.g., real estate taxes and insurance premiums) shall be adjusted by “straight lining” the amounts so that such expenses are accrued on a monthly basis over the course of a year and fairly stated for each period. In the event that information for trailing four (4) quarters or for any other period as may be required hereunder, is not available for a Borrowing Base Property described above, then for purposes of this calculation, “interest income” shall mean the actual annual interest income for the Borrowing Base Property, as provided for in the applicable EPR Senior First Mortgage less the Management Expense and less the Replacement Reserve. Additionally, as the Borrowing Base Property financial information becomes available (i.e. after the Borrowing Base Property has been in operation for one quarter, two quarters, etc.) such actual information shall be used, as adjusted, by “annualizing” the amounts so that such amounts are received on a monthly basis over the course of a year and fairly stated for each period, and as further adjusted for “property expenses,” Management Expense and Replacement Reserves.

Eligible Real Estate. Real Estate:
     (a) (i) which is owned in fee by the Borrower-SPE; or (ii) which is encumbered by a ground lease to the Borrower-SPE, acceptable to the Agent in its reasonable discretion; or (iii) in which Borrower-SPE holds an EPR Senior First Mortgage, acceptable to the Agent in its reasonable discretion;
     (b) which is located within the contiguous 48 States of the continental United States;
     (c) which consists of one or more of the following income-producing properties:
                         (i) A Megaplex Movie Theatre;
                         (ii) Entertainment-Related Retail Improvements; or
                         (iii) real estate and/or improvements which are neither (i) or (ii) above, including without limitation, income producing land under development subject to a Lease or an EPR Senior First Mortgage;
          (d) which is subject to a Lease to a third party (or parties) or to an EPR Senior First Mortgage, in each case which is not in default, and under which the Tenant, other approved tenant or EPR Mortgagor, as the case may be, is in actual occupancy of the property, provided however, that copies of all Leases or EPR Senior First Mortgages for any Borrowing Base Property shall be provided to Agent or any Lender upon request therefor;
          (e) as to which all of the representations set forth in §6 of this Agreement concerning Borrowing Base Property are true and correct;
          (f) as to which the Agent and the Required Lenders, as applicable, have received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Borrowing Base Property;
          (g) which does not cause a violation of the Borrowing Base; and
          (h) which is approved by the Agent and Required Lenders in their sole discretion.
          Entertainment-Related Retail Improvements. Real estate owned by the Borrower-SPE or encumbered by an EPR Senior First Mortgage that is used for retail purposes including but not limited to restaurants, bowling alleys, arcades, and other leisure venues that are adjacent to and complement the operation of a Megaplex Movie Theatre.
          Real Estate. All real property in which EPR or any of its Subsidiaries has a fee, leasehold, mortgage or other interest, including, without limitation, the Borrowing Base Properties.
          Replacement Reserve means (i) with respect to any Real Estate now or hereafter owned or leased by Borrower, an amount equal to twenty cents ($.20) per annum multiplied by the Net Rentable Area of such Real Estate, and (ii) with respect to any Real Estate that is subject to an EPR Senior First Mortgage, an amount equal to twenty cents ($.20) per annum multiplied by Borrower’s reasonable good faith estimate of what the “Net Rentable Area” of such Real Estate would have been had such Real Estate been subject to a Lease rather than an EPR Senior First Mortgage.
          Third Party Information. Information provided by or in reliance on information provided by tenants, EPR Mortgagors, or other independent sources acceptable to Agent, and upon which Borrower relies and has no knowledge or reason to believe is false, inaccurate or misleading in any respects.
          Total Real Estate Value. EBITDA of EPR and its Subsidiaries for the most recent quarter, with pro forma adjustments for any assets acquired or sold during the relevant period, multiplied by four (4) (which is the annualization factor), and then divided by the applicable capitalization rate. Such capitalization rate shall be 9.00% for all Megaplex Movie Theatres and other Entertainment-Related Retail Improvements (including, without limitation, EPR Senior Property Loans secured by EPR Senior First Mortgages on Megaplex Movie Theatres or Entertainment-Related Retail Improvements), and 10% for assets that are not Megaplex Movie Theatres or other Entertainment-Related Retail Improvements.
     3. The following modification shall address a scrivener’s error in the definition of “Underwriteable Cash Flow” and note the inclusion of EPR Senior First Mortgages; said definition is hereby deleted in its entirety and replaced with the following in its stead:

     “Underwriteable Cash Flow. (1) With respect to Borrowing Base Property that is a Megaplex Movie Theatre (whether subject to a Lease or an EPR Senior First Mortgage), determined individually, the lesser of (A) the Borrowing Base Property NOI for the trailing 4 quarter period, or (B) the Exhibitor’s EBITDAR for such Borrowing Base Property for the trailing 4 quarter period, divided by 1.25. If a given Megaplex Movie Theatre has not been in operation for one year, part B will not apply; and (2) With respect to each Borrowing Base Property that is not a Megaplex Movie Theatre, the Borrowing Base Property NOI for the most recently ended quarter and then annualized.
     4. The first sentence in the definition of “Borrowing Base Property or Borrowing Base Properties” in §1.1 of the Loan Agreement is deleted and is replaced by the following two sentences: “The Eligible Real Estate owned or leased by the Borrower-SPE or subject to an EPR Senior First Mortgage, to be included in the calculation of Borrowing Base, and which has been approved by Agent and Required Lenders in their sole discretion. Insofar as Borrowing Base Property consists of Eligible Real Estate that is subject to an EPR Senior First Mortgage, the term “Borrowing Base Property” shall be deemed to refer to such Eligible Real Estate or the related EPR Senior Property Loan, as the context may require.
     5. Section 2.10 “Letters of Credit” of the Loan Agreement is hereby modified by increasing the maximum limit thereunder to Seventy Million and 00/100 Dollars ($70,000,000.00), such that §2.10(a)(ii) reads as follows:
     “(ii) upon issuance of such Letter of Credit, the Outstanding Letters of Credit (including the amounts of drawings made under Letters of Credit but not reimbursed) shall not exceed Seventy Million and 00/100 Dollars ($70,000,000.00),”
     6. In recognition that the Borrower-SPE may make EPR Senior Property Loans, own land under development and/or enter into other activities that are permitted pursuant to other provisions of the Loan Agreement, the following subparts of §6.1(a) of the Loan Agreement are deleted in their entirety and are replaced by the following:
     (i) is organized solely for the purpose of acquiring, financing, owning, holding, developing, selling, leasing, transferring, exchanging, managing and operating the Borrowing Base Properties owned by it (including, without limitation, EPR Senior Property Loans and property encumbered by EPR Senior First Mortgages), entering into this Agreement and the other Loan Documents with the Agent and the Lenders, refinancing the Borrowing Base Properties owned by it in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
     (ii) is not engaged and will not engage in any business unrelated to the acquisition, financing, ownership, development, management or operation of the Borrowing Base Properties (including, without limitation, EPR Senior Property Loans and property encumbered by EPR Senior First Mortgages) or other activities described in subpart (i) immediately above;

     (xxi) has not pledged and will not pledge its assets for the benefit of any other Person except in favor of Lender under the Loan Documents and as may otherwise be permitted under this Agreement;
     (xxiv) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than EPR Senior Property Loans and cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
     (xxvi) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its shareholders or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (B) in connection with this Agreement; provided, however, that, if no Default or Event of Default then exists or would result therefrom, nothing in this Agreement shall prohibit Pershing from transferring to any of its Affiliates Pershing’s ownership interest in any of its Subsidiaries which, at the time of such transfer, no longer own any Borrowing Base Properties;
     (xxxi) shall not pledge its assets for the benefit of any other Person, other than with respect to this Agreement and the Loan Documents and as otherwise permitted under this Agreement, nor shall it agree with any other party that it shall not pledge its assets for the benefit of any other Person; and
     7. The phrase in §6.2 of the Loan Agreement which reads “and the filing of the Security Documents in the appropriate records office with respect thereto” is deleted.
     8. Section 6.23 “Property” of the Loan Agreement is hereby amended as follows:
     (a) By inserting the following underlined phrases in sub-section (i) such that the entire provisions reads as follows:
          “(i) All of the Borrowing Base Properties are in good condition and working order subject to ordinary wear and tear and casualty and condemnation permitted in the Loan Documents. All of the other Real Estate of the Borrower and its Subsidiaries (including any property encumbered by an EPR Senior First Mortgage) is in good condition and working order subject to ordinary wear and tear and casualty and condemnation permitted in the Loan Documents, except for such portion of such Real Estate which is not occupied by any tenant or mortgagor and where such failure would not have a Material Adverse Effect. Such Real Estate (including any property encumbered by an EPR Senior First Mortgage), and the use and operation thereof, is in material compliance with all applicable zoning, building codes and other applicable governmental regulations. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Borrowing Base Properties which are payable by the Borrower-SPE or any mortgagor under any EPR Senior First Mortgage (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement, the applicable Leases or the applicable EPR Senior Loan Documents, as the case may be). There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Borrower or any of its Subsidiaries or on any property encumbered by an EPR Senior First Mortgage which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). There are no pending eminent domain proceedings against any property of the Borrower or any of its Subsidiaries or any of the property encumbered by an EPR Senior First Mortgage, or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened by any taking authority which may individually or in the aggregate have any Material Adverse Effect. None of the property of the Borrower or any of its Subsidiaries or any of the property encumbered by an EPR Senior First Mortgage is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner, which individually or in the aggregate would have any Material Adverse Effect;”
     (b) By inserting the following provision at the beginning of sub-sections (iv) and (vii) therein:
          “Except with respect to that encumbered by an EPR Senior First Mortgage,...”
     9. The following provision is inserted as Section 6.31:
          “§6.31 EPR Senior First Mortgages. To the extent that any of the same have been requested by Agent or any of the Lenders, the Borrower has delivered to the Agent (i) true copies of the EPR Senior First Mortgages relating to each applicable Borrowing Base Property and (ii) an accurate and complete schedule of payments (the “EPR Senior Loan Payment Schedule”) due under each EPR Senior Property Loan relating to each applicable Borrowing Base Property as of the date of inclusion of each Borrowing Base Property as a Borrowing Base Property. Except as set forth in Schedule 6.31, the EPR Senior First Mortgages reflected therein are, as of the date of inclusion of the applicable Borrowing Base Property as a Borrowing Base Property, (i) in full force and effect in accordance with their terms, (ii) without any payment default or any other material default under any EPR Senior Property Loan, and (iii) without any defenses, counterclaims or offsets available to any mortgagor thereunder. Additionally, as of the date of inclusion of the applicable Borrowing Base Property as a Borrowing Base Property, the Borrower has not given or made, any notice of any payment or other material default with respect to any EPR Senior Property Loan, or any claim, which remains uncured or unsatisfied, with respect to any of the EPR Senior Property Loans, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any EPR Mortgagor.”
     10. Section 6.33 is hereby deleted in its entirety and replaced with the following in its stead:
     “§6.33 Certificates of Occupancy; Licenses. All certificates of completion and occupancy permits and, to the best knowledge of Borrower, all other certifications, permits, licenses and approvals, including any applicable liquor license required for the legal use, occupancy and operation of each of the Borrowing Base Properties for its approved use and all appurtenant and related uses (collectively, the “Licenses”), have been obtained and are in full force and effect.”
     11. Section 6.34 is hereby deleted in its entirety and replaced with the following in its stead:
          “§6.34 Insurance. The Borrowing Base Properties and improvements thereon are insured by fire and other insurance policies providing coverage and otherwise in accordance with industry standards. Such insurance (i) names and will continue to name the Borrower-SPE and its successors and assigns as an insured thereunder and (ii) are and will continue to be in full force and effect. Borrower shall, in connection with the closing hereunder and prior to the expiration of any insurance required hereunder, deliver to the Agent and Lenders certificates of any insurance required hereunder evidencing the existence of such insurance, which such certificates shall be in form and substance reasonably satisfactory to Agent and Lenders, it being agreed that such insurance and certificates may be maintained by a Tenant or an EPR Mortgagor at each of the Borrowing Base Properties. Insurance certificates which comply with the terms of the applicable Leases or EPR Senior Property Loan Documents, as the case may be, approved by Agent shall be deemed acceptable to Agent and Lenders.
     12. The last sentence of §7.6(b) is deleted and is replaced by the following: “This §7.6(b) shall be subject, however, to any provisions in the applicable Leases or EPR Senior Property Loan Documents which restrict Borrower or any applicable Subsidiaries from making any such repairs or replacements or the like or which impose such duties instead on the tenant or mortgagor, as applicable.”
     13. §7.7(b) of the Loan Agreement is deleted and is replaced by the following:
          (b) The Borrower shall, prior to the expiration of any insurance required hereunder, renew or cause to be renewed such insurance and upon request by Agent or any of the Lenders, deliver to Agent evidence of insurance evidencing the existence of all such insurance, it being understood by the Agent and the Lenders that such insurance certificates may be maintained by the Tenant or EPR Mortgagor under its applicable lease or EPR Senior First Mortgage, as the case may be, for the Borrowing Base Property.
     14. A new sentence is added to the end of §7.8 of the Loan Agreement which reads as follows: “Notwithstanding anything in this §7.8 to the contrary, insofar as this §7.8 permits the Borrower to shift any duty of the Borrower under this §7.8 to a Tenant, the Borrower may likewise shift such duty to an EPR Mortgagor to the extent the Borrower has the right under the applicable EPR Senior Property Loan Documents to do so; and, likewise, references in this §7.8 permitting a Tenant to contest taxes or the like shall apply with the same force and effect to an EPR Mortgagor.”
     15. In §7.9 of the Loan Agreement, the phrase “or any EPR Mortgagor” is added after the phrase “of any tenant”. Similarly, the phrase “or EPR Senior Loan Property Loan Documents, as the case may be” is added in §7.9 of the Loan Agreement after the phrase “the terms of the applicable Lease”.
     16. Section 7.12 “Management” of the Loan Agreement is hereby amended by inserting the phrase “...nor shall it allow an EPR Mortgagor to enter...” to follow the phrase “The Borrower-SPE shall not enter into...”
     17. The second sentence of Section 7.15 “Registered Servicemark” of the Loan Agreement is hereby deleted in its entirety and replaced with the following in its stead:

     “Notwithstanding the foregoing, this provision shall not prevent any applicable Tenant or applicable EPR Mortgagor from operating a Borrowing Base Property under its trademarks and tradenames or service marks.”
     18. Section 7.21 is hereby deleted in its entirety and replaced with the following in its stead:
     “§7.21 Certificates of Occupancy; Licenses. Borrower shall keep and maintain or cause the applicable tenants or mortgagors to keep and maintain, all licenses necessary for the operation of the Borrowing Base Properties for their approved uses and all appurtenant and related uses. The use being made of each of the Borrowing Base Properties is in conformity with the certificate of occupancy issued for each such Borrowing Base Property.”
     19. The following provision is inserted as Section 7.22 of the Loan Agreement:
          “§7.22 EPR Senior First Mortgages. Borrower covenants, represents and warrants to Agent and each of the Lenders with respect to any EPR Senior First Mortgage on any of the Borrowing Base Properties (a “Qualified EPR Senior Mortgage” or collectively, “Qualified EPR Senior Mortgages”), if any, and any related EPR Senior Property Loan Documents (collectively, with the Qualified EPR Senior Mortgage(s), the “Qualified Senior Property Loan Documents”), as follows:
          “(a) Except as previously disclosed to Agent, to the best knowledge of the Borrower, no default has occurred and is continuing under the terms of any Qualified Senior Property Loan Documents, and no event has occurred that, with the passage of time or service of notice, or both, would constitute an event of default under any Qualified Senior Property Loan Documents.
          “(b) Each of the Qualified Senior Property Loan Documents is in full force and effect.
          “(c) All principal, interest and all other charges due and payable under each of the Qualified Senior Property Loan Documents, have been fully paid.
          “(d) Borrower shall, at its sole cost and expense, promptly and timely perform and observe, or cause the applicable mortgagor under a Qualified EPR Senior Mortgage to promptly and timely perform and observe, all the material terms, covenants and conditions required to be performed and observed by Borrower as mortgagor under each Qualified EPR Senior Mortgage and related Qualified Senior Property Loan Documents (including the payment of all principal, interest and other charges required to be paid under such Qualified Senior Property Loan Documents).
          “(f) Borrower shall notify Agent promptly in writing after any Obligor receives notice of the occurrence of any material default by the mortgagor under any Qualified Senior Property Loan Documents or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a material default by the mortgagor under any Qualified Senior Property Loan Documents, and the receipt by Borrower of any notice (written or otherwise) from the mortgagor under any Qualified EPR Senior Mortgage noting or claiming the occurrence of any default by any obligor under any Qualified Senior Property Loan Documents or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by any obligor under any Qualified Senior Property Loan Documents. Borrower shall promptly deliver to Agent a copy of any such written notice of default.
          “(g) Borrower shall promptly, after obtaining knowledge of such filing notify Agent orally of any filing, by or against any mortgagor under a Qualified EPR Senior Mortgage of a petition under the Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Agent, setting forth any information available to Borrower as of the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Agent any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.
          “(h) Upon the request of Agent or any Lender, Borrower shall deposit with Agent a copy of each fully executed Qualified EPR Senior Mortgage along with the corresponding Qualified Senior Property Loan Documents certified by Borrower as true and correct.”
     20. Section 8.1(B) of the Loan Agreement is hereby amended as follows by inserting the following underlined phrases such that the entire provisions reads as follows:
          EPR shall not, without the prior written consent of the Required Lenders, create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness on a recourse basis, except: (a) the limited secured recourse Indebtedness permitted pursuant to §9.10 herein; (b) unsecured debt (i.e., Indebtedness that is not secured by a Lien) pursuant to §9.1 herein; (c) Indebtedness to Agent and, (d) Indebtedness whose recourse is solely for so-called “bad-boy” acts, including without limitation, (i) failure to account for a tenant’s security deposits, if any, for rent or any other payment collected by a borrower from a tenant under the lease, all in accordance with the provisions of any applicable loan documents, (ii) fraud or a material misrepresentation made by a Borrower, or the holders of beneficial or ownership interests in such Borrower, in connection with the financing evidenced by the applicable loan documents; (iii) any attempt by a Borrower to divert or otherwise cause to be diverted any amounts payable to the applicable lender in accordance with the applicable loan documents; (iv) the misappropriation or misapplication of any insurance proceeds or condemnation awards relating to the Borrowing Base Properties; (v) voluntary or involuntary bankruptcy by a borrower; and (vi) any environmental matter(s) affecting any Borrowing Base Properties which is introduced or caused by a Borrower or any holder of a beneficial or ownership interest in a Borrower.
     21. In subpart (iv) of §8.2, the phrase “or EPR Senior Property Loan Documents” is added after the phrase “encumbrances on the Real Estate permitted under the applicable Lease”.
     22. Section 8.3(h) “Restrictions on Investments” of the Loan Agreement is hereby amended by inserting the phrase “EPR Senior Property Loans (including property encumbered by EPR Senior First Mortgages) and,” at the beginning thereof such that the entire provision reads as follows:

          “(h) EPR Senior Property Loans (including property encumbered by EPR Senior First Mortgages) and, subject to §9, options, easements, licenses, fee interests, partnership interests, interests in limited liability companies and leasehold interests and similar interests in Real Estate, including earnest money deposits relating thereto and transaction costs;”
     23. §8.9 of the Loan Agreement is deleted and replaced by the following:
          §8.9 Development Activity. The Borrower-SPE will not engage directly or indirectly in the development of properties (other than Eligible Real Estate) without the prior written consent of the Required Lenders in their sole discretion.
     24. Section 9.1 of the Loan Agreement, is hereby deleted in its entirety and replaced with the following in its stead:
          §9.1 Borrowing Base. The outstanding principal balance of the Loans including the Letters of Credit Outstanding plus all other unsecured debt (i.e., Indebtedness that is not secured) of Borrowers, shall at all times not be greater than and shall at all times be in compliance with the Borrowing Base; additionally, at no time shall the outstanding principal balance of the Loans, including the Letters of Credit Outstanding, exceed the Maximum Commitment Amount.”
     25. Section 9.4 of the Loan Agreement is hereby deleted in its entirety and replaced with the following in its stead:
          “§9.4 Maximum Permitted Investments. Calculated on a Consolidated basis with respect to EPR at any time, the ratio of (i) Investments in the aggregate sum of: (A) Investments in notes, mortgages and unimproved real estate (including cost of land under development, but excluding EPR Senior First Mortgages), (B) Investments in construction (total budgeted cost, excluding cost of land), and (C) Investments in unconsolidated subsidiaries, to (ii) Total Asset Value, shall not at any time exceed 25%.”
     26. Section 9.10 (b) of the Loan Agreement is hereby amended such that the last sentence thereof shall be deleted in its entirety and replaced with the following in its stead:
          “For purposes of calculating amounts under this covenant, valuation of property shall be: (i) in the case of existing properties which are Megaplex Movie Theatres and Entertainment-Related Retail Improvements (whether subject to a Lease or an EPR Senior First Mortgage), based upon such property’s net operating income (calculated in accordance with GAAP), capped at 9.00%, (ii) in the case of properties that are not Megaplex Movie Theatres or Entertainment-Related Retail Improvements (other than those under construction), based upon such property’s net operating income (calculated in accordance with GAAP), capped at 10.00%, provided however, that in the event the capped value is greater than the purchase price of the asset, then such calculation shall incorporate the purchase price, instead, and (iii) in the case of properties under construction, based upon such property’s cost.
     27. The following provision is inserted as a new paragraph at the end of Section 19 of the Loan Agreement:

“Agent shall provide each Lender with written notice of any event which requires consent of the Lenders hereunder. Unless another time period is otherwise expressly stated herein, failure to respond within ten (10) business days from the receipt of this communication shall constitute a deemed approval by the addressee of the action requested by the Borrower or the course of conduct proposed by the Agent in the communication.
     28. Schedule 3 “Eligible Real Estate Qualification Documents” is hereby amended by adding the following item as item 6 therein, and re-numbering the current item 6 as item 7:
          “6. EPR Senior Property Loan Summaries. Detailed summaries of all EPR Senior Property Loans and related EPR Senior First Mortgages, in form and substance reasonably satisfactory to the Required Lenders.
     29. In Section 19 of the Loan Agreement, the reference to “Fred Kennon, CFO” is deleted and is replaced by “Mark A. Peterson, Vice President and CFO.”
B. The Borrower represents and warrants to the Lenders and the Agent that said Borrower has the full power and authority to execute, deliver and perform its obligations under, this Amendment and the execution and delivery of this Amendment have been duly authorized by all necessary action of the stockholders, members and directors and managers of the Borrower, as applicable.
C. The Borrower hereby (i) reaffirms that the Borrower remains indebted to Lenders without defense, counterclaim or offset and no default or Event of Default or event of default has occurred or exists under the Loan Documents (ii) restate, and reaffirm, all of their covenants, representations and warranties set forth in the Loan Documents to the same extent as if fully set forth herein and the Borrower hereby certifies that all such covenants, representations and warranties are true and accurate as of the date hereof (except for any such representations or warranties which expressly relate to a specified date, which representations and warranties were true and accurate as of such specified date)
and (iii) acknowledges and warrants that the Borrower does not have any claims, actions or causes of action whatsoever in law or in equity against Lenders or Agent, their officers, directors, employees, agents, successors, subsidiaries, related companies or attorneys (for the purpose of this paragraph, collectively referred to herein as the “Lenders”) or any of them, in connection with or related to or arising from the Loan Documents, whether known or unknown, from the beginning of the world to the date of this Agreement, and the Borrower for good and valuable consideration hereby waives, remises, releases and discharges any and all rights with respect to such claims, additions or causes of action, if any.
D. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

E. Upon and after the date of this Amendment all references to the Loan Agreement, or in any related document, shall mean the Loan Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Loan Agreement, and, except as specifically provided in this Amendment, the Loan Agreement shall remain in full force and effect in accordance with the respective terms thereof.
F. This Amendment is executed as an instrument under seal and shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law rules. All parts of the Loan Agreement not affected by this Amendment are hereby ratified and affirmed in all respects, provided that if any provision of the Loan Agreement shall conflict or be inconsistent with this Amendment, the terms of this Amendment shall supersede and prevail.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the Borrower and the Lenders have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date set forth in the preamble on page one of this Amendment.

BORROWER:

30 WEST PERSHING, LLC,
a Missouri limited liability company

By:	/s/ Mark A. Peterson

Name:	Mark A. Peterson
Title:	Vice President and Chief Financial Officer

EPR HIALEAH, INC., a Missouri corporation

By:	/s/ Mark A. Peterson

Name:	Mark A. Peterson
Title:	Vice President and Chief Financial Officer

WESTCOL CENTER, LLC, a Delaware limited liability company

By:	/s/ Mark A. Peterson

Name:	Mark A. Peterson
Title:	Vice President and Chief Financial Officer

EPT MELBOURNE, INC., a Missouri corporation

By:	/s/ Mark A. Peterson

Name:	Mark A. Peterson
Title:	Vice President and Chief Financial Officer

ENTERTAINMENT PROPERTIES TRUST
a Maryland real estate investment trust

By:	/s/ Mark A. Peterson

Name:	Mark A. Peterson
Title:	Vice President and Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Gregory W. Lane

Name:	Gregory W. Lane
Title:	Vice President

ROYAL BANK OF CANADA

By:	/s/ Dan Page

Name:	Dan Page
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A.

By:	/s/ Donald S. Shokrian

Name:	Donald S. Shokrian
Title:	Managing Director

EMIGRANT BANK

By:	/s/ Thomas G. Devine

Name:	Thomas G. Devine
Title:	Managing Director

MIDFIRST BANK, A FEDERALLY CHARTERED SAVINGS ASSOCIATION

By:	/s/ Todd G. Wright

Name:	Todd G. Wright
Title:	Vice President

UMB BANK, n.a.

By:	/s/ Robert P. Elbert

Name:	Robert P. Elbert
Title:	Senior Vice President

SOVEREIGN BANK

By:	/s/ T. Gregory Donohue

Name:	T. Gregory Donohue
Title:	Senior Vice President

BEARSTEARNS CORPORATE LENDING, INC.

By:	/s/ Keith C. Barnish

Name:	Keith C. Barnish
Title:	Executive Vice President

BANK MIDWEST N.A.

By:	/s/ David L. Rambo

Name:	David L. Rambo
Title:	Senior Vice President — Commercial Lending

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH

By:	/s/ Tsang-Pei Hsu

Name:	Tsang-Pei Hsu
Title:	VP & Deputy General Manager

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Maureen Malphus

Name:	Maureen Malphus
Title:	Vice President

By:	/s/ Tyler Miller

Name:	Tyler Miller
Title:	Vice President